October 9, 1996                 EXHIBIT 10.13

Mr. Don P. Cumming
2120 N.E. 64th Street
Ft. Lauderdale, Florida  33308

                  RE: EMPLOYMENT AGREEMENT WITH FIRST AMERICAN
                         RAILWAYS, INC. (THE "COMPANY")

Dear Don:

     This letter confirms that the Company agrees to employ you and you agree to accept such employment, upon the terms and conditions set forth below beginning on August 12, 1996, and continuing for a period of one year. The term of your employment shall be automatically renewed for two consecutive additional one-year periods, unless and until you or the Company gives the other party written notice, received not later than 90 days prior to the then current expiration date of your employment, of your or the Company's intention to terminate your employment hereunder.

     During the period of your employment, you will serve as Vice President and Controller of the Company. You agree that, during the period of your employment under this Agreement, you will serve the Company faithfully, diligently and to the best of your ability, under the direction and supervision of the Chief Financial Officer of the Company, and you will devote your full time, energy and skill to such employment. You further agree to perform, from time to time, such services and to act in such capacities as the President or Chief Financial Officer of the Company shall request without further compensation other than that for which provision is made in this Agreement.

     During the initial term of your employment, the Company shall pay you a salary (in accordance with the Company's regular payroll practices) as follows:

Mr. Don P. Cumming
October 9, 1996
Page 2

         1996:
(Commencement-12/31/96)                $32,836 base compensation (which
                                       represents an annual rate of $85,000),
                                       along with a target bonus of 25% of base compensation (pro-rated), but not less than 10% of base compensation for the subject employment period, to be paid in January 1997. The criteria for determining bonus compensation shall be developed and agreed to by you and the President of the Company on or before the end of 1996.

   Calendar 1997:                      $90,000 per annum base compensation along
(1/1/97 - 12/31/97)                    with a target bonus of 25% of base
                                       compensation, but not less than 10%
                                       of base compensation. The criteria
                                       for determining bonus compensation
                                       shall be developed and agreed to by
                                       you and the President of the Company
                                       on or before December 20, 1996. (If
                                       your employment is not renewed as
                                       provided herein effective August 12,
                                       1997, you will only be entitled to
                                       receive the prorated amount of your
                                       base compensation for Calendar Year
                                       1997, for the period of your actual
                                       employment.)

   Calendar 1998:                      Base compensation, bonus, vacation time
(1/1/98 - 12/31/98)                    and future stock options, all to be
                                       evaluated and determined by the
                                       President.

     The Company agrees to grant you, as of September 23, 1996 non-qualified, ten-year, stock options to purchase 3,000 shares of common stock (subject to standard anti-dilution protections) at an exercise price which is equal to the then current market price, such 3,000-share options shall vest immediately.

     In addition, the Company agrees to grant to you as of the date of your acceptance of these employment terms, non-qualified, ten-year stock options to purchase 10,000 shares of common stock (subject to standard anti-dilution protections) at an exercise price which is equal to the then current market price, with such 10,000-share option vesting in one-third increments (so long as this Agreement has not otherwise been terminated except as otherwise provided below) with the initial vesting of 3,333 shares on the date of grant, the second 3,333-share increment vesting on

Mr. Don P. Cumming
October 9, 1996
Page 3


the first anniversary of the date of grant, and the remaining 3,334-share increment vesting on the second anniversary of the date of grant; provided, however, any such options which remain to be vested hereunder shall be immediately and fully granted and vested in their entirety upon your election to terminate this Agreement by reason of a "change in control" of the Company as provided below.

     In the event that you are incapacitated by reason of mental or physical disability during the period of your employment so that you are prevented from performing your principal duties and services to the Company for a period of 120 consecutive days or for shorter periods aggregating 120 days during any 12-month period, the Company shall have the right to terminate your employment by sending or telecopying written notice of such termination to you or to your legal representative, as the case may be. Upon such termination or in the event of your death, the Company shall be relieved of any further obligations under this Agreement with the exception of the obligation to pay to you or your estate, as the case may be, any accrued and unpaid salary earned by you, and all granted but unvested options shall become fully vested. Further, in the event of termination pursuant to this paragraph, the Company will pay the health and life insurance premiums in connection with the coverage contemplated hereby for the six-month period following such termination.

     The Company shall have the right to terminate your employment for "cause" at any time by reason of one or more of the following occurrences: (i) your conviction, by a court of competent and final jurisdiction, of any crime (but only in the event such crime involves the Company or directly relates to your duties thereto) which constitutes a felony in such jurisdiction; or (ii) your commission of a material act of malfeasance, fraud, dishonesty or breach of trust against the Company; or (iii) your material violation of the terms of this Agreement; or (iv) your failure to devote sufficient time, e.g., averaging 40 hours per week (taking into account vacation and holiday time) to the Company's business. In the event the Company elects to terminate your employment for "cause," the Company shall send or telecopy written notice to you informing you of such election and setting forth the action or omission constituting the reason for terminating your employment for "cause."

     You shall be entitled to paid sick days and paid vacation days commensurate with that due to an executive at your level of employment, with no more than two weeks of which to be consecutive.

     Until the establishment by the Company of a health insurance plan for its executives, which is contemplated to be done on or before January 15, 1997, the Company will pay amounts required by

Mr. Don P. Cumming
October 9, 1996
Page 4


your previous employer to continue your health insurance benefits pursuant to COBRA, except for $35.10 every two weeks which will be paid by you. Thereafter, it is anticipated that beginning on January 15, 1997, the Company shall provide you with its "standard" medical insurance. You shall also be entitled to participate to the same extent as other employees of the Company of a like capacity and position in any profit sharing plan, executive non-qualified deferred compensation plan or incentive compensation plan that the Board of Directors of the Company shall determine to make available to such employees. Beginning on January 1, 1997, the Company will pay you a car allowance of $300 per month.

     Subject to the provisions of the subsequent paragraph, in the event your employment with the Company is terminated (i) for "cause" (as defined above), you will be entitled to receive as severance pay a payment in cash of an amount equal to the greater of the balance of your then current base compensation along with any applicable bonus for the remainder of the existing term of this Agreement, or 120 days' worth of your then current base compensation, along with any applicable bonus, or (ii) for other than "cause" you will be entitled to the full benefits hereunder through the existing term hereof.

     In the event there is a "change in control" of the Company (as defined below) and (i) within 12 months of such "change in control"you terminate your employment hereunder, or (ii) your employment hereunder is terminated by the Company for any reason or no reason within months of such "change in control", then in either case you shall, within fifteen days of such termination, receive as severance pay a payment in cash of an amount equal to one year's worth of your then current base compensation plus applicable bonus (if any), along with the above-described acceleration of the vesting of your stock options (the "Termination Benefits"). For purposes of this Agreement, a "change in control" of the Company shall occur when more than 50% of the Company's voting capital stock is acquired by any "individual," "entity" or "group" as those terms are defined in the Securities Exchange Act of 1934.

     It is understood and agreed that your employment must terminate in order for the provisions of the preceding paragraph (which provides for the payment of Termination Benefits to you in certain circumstances) to be operative.

     For the sixty-day period commencing September 1, 1996, the Company agrees to sell to you up to 10,000 shares of its common stock for a per share price equal to the current public market price of the Company's common stock.

Mr. Don P. Cumming
October 9, 1996
Page 5


     This Agreement represents the entire understanding and agreement between us with respect to your employment by the Company and supersedes all prior negotiations, representations and agreements made by and between us. No alteration, amendment or modification of any of the terms or provisions of this Agreement shall be valid unless made pursuant to an instrument in writing and signed by each of us. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     Kindly indicate below that the foregoing represents our mutual agreement with respect to the matters described in this Agreement by signing and returning a copy of this Agreement, whereupon this Agreement shall constitute an agreement between us.

                                          Very truly yours,

                                          FIRST AMERICAN RAILWAYS, INC.


                                          By: /s/ RAYMOND MONTELEONE
                                              ----------------------
                                              Raymond Monteleone, President
                                                and Chief Operating Officer

Agreed to and Accepted this
  9th day of October, 1996

/s/ DON P. CUMMING
---------------------------
Don P. Cumming